Vicor Appoints Joseph Kelly to Its Board of Directors and Audit Committee

ANDOVER, MA -- 04/26/2006 -- Vicor Corporation (NASDAQ: VICR) announced today the appointment of Joseph W. Kelly to its Board of Directors and Audit Committee effective as of May 15, 2006. Mr. Kelly currently serves as General Partner of Shanghai Venture Partners, a private investment firm and as Chief Financial Officer of Ivrea Pharmaceuticals, Inc., a venture capital financed company developing dermatological products. Mr. Kelly was previously Senior Vice President and Chief Financial Officer of Cytyc Corporation (NASDAQ: CYTC) and was a partner with Deloitte & Touche LLP.

"We are pleased to have Joe bring to our board the perspective of his business expertise," stated Patrizio Vinciarelli, Chairman and Chief Executive Officer.

Mr. Kelly, 61, formed Shanghai Venture Partners in 2001 and joined Ivrea Pharmaceuticals on a part-time basis at incorporation in 2005. In addition to Vicor, Mr. Kelly is a director of The Whalen Company, a privately held company engaged in the manufacture of heat exchangers. From 1995 through 2000, Mr. Kelly served Cytyc as both CFO and as Vice President of International. Earlier, Mr. Kelly was Chairman, CEO and CFO of Crop Genetics International, a publicly held agricultural biotechnology company. For seventeen years Mr. Kelly served Deloitte Haskins & Sells (now Deloitte & Touche LLP) in Europe and the USA. Mr. Kelly holds a bachelor's degree in business administration with an accounting major from Niagara University and is a certified public accountant.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439